     Registration Statement No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware	38-0549190

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126-1899

(Address of Principal Executive Offices)	(Zip Code)
FORD MOTOR COMPANY 2008 LONG-TERM INCENTIVE PLAN
(Full Title of Plan)
The Corporation Trust Company
30600 Telegraph Road
Bingham Farms, Michigan 48025
(248) 646-9033
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration fee
to be registered	registered (a)	share (b)	price (c)	(d)
Common Stock, $.01 par value	13,800,000 shares	$14.765	$203,757,000.00	$23,656.19

(a)	The number of shares being registered includes shares of Common Stock of the Company to be offered or sold to participants pursuant to the Ford Motor Company 2008 Long-Term Incentive Plan, including but not limited to stock awards, stock options, stock appreciation rights, and other stock-based awards.

(b)	Based on the market price of Common Stock of the Company on February 23, 2011, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(c)	This amount is the assumed aggregate offering price of 13,800,000 shares of Common Stock being registered, based on the market price of the Common Stock of the Company on February 23, 2011, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(d)	The amount is based on the proposed maximum aggregate offering price of $203,757,000.00. See note (c).
Exhibit Index begins on page 10.

FORD MOTOR COMPANY 2008 LONG-TERM INCENTIVE PLAN
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Ford Motor Company (“Ford” or the “Company”) hereby incorporates into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(b)	The Company’s Current Reports on Form 8-K filed January 4, 2011, January 28, 2011, February 1, 2011, and February 10, 2011.

(c)	The description of Ford’s Common Stock contained in the Registration Statement on Form 8-A filed on October 23, 2009, pursuant to Section 12(b) of the Exchange Act, as amended.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing such documents.
Item 5. Interests of Named Experts and Counsel.
     The Company’s Secretary and Associate General Counsel, Peter J. Sherry, Jr., has passed on the validity of the shares of Ford common stock to be issued under the plan identified above. Mr. Sherry beneficially owns shares of and has options to purchase additional shares of Ford common stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation law of Delaware provides as follows:
§ 145. Indemnification of officers, directors, employees and agents; insurance.
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
8 Del. C. §145.
     In accordance with the Delaware Law, the Restated Certificate of Incorporation of Ford contains a provision to limit the personal liability of the directors of Ford for violations of their fiduciary duty. This provision eliminates each director’s liability to Ford or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to Ford or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.
     Pursuant to most of Ford’s employee benefit plans, including, without limitation, its Deferred Compensation Plan, Annual Incentive Compensation Plan, Savings and Stock Investment Plan for Salaried Employees, Tax-Efficient Savings Plan for Hourly Employees, long-term incentive plans, and stock option plans, the Company indemnifies directors, officers and employees of Ford against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans except as provided in the immediately preceding paragraph.
     Ford is insured for liabilities it may incur pursuant to its Restated Certificate of Incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Ford’s Restated Certificate of Incorporation.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

Exhibit 4.1	Ford Motor Company 2008 Long-Term Incentive Plan, effective as of March 1, 2008. Filed as Exhibit 4.1 to Registration Statement No. 333-149456 and incorporated herein by reference.

Exhibit 5.1	Opinion of Peter J. Sherry, Jr., Secretary and Associate General Counsel of Ford Motor Company, with respect to the legality of the securities being registered hereunder. Filed with this Registration Statement.

Exhibit 23	Consent of Independent Registered Public Accounting Firm. Filed with this Registration Statement.

Exhibit 24.1	Powers of Attorney authorizing signature. Filed with this Registration Statement.

Exhibit 24.2	Certified resolutions of Board of Directors authorizing signature pursuant to a power of attorney. Filed with this Registration Statement.

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 28th day of February, 2011.

FORD MOTOR COMPANY
By:	Alan Mulally*
(Alan Mulally)
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

William Clay Ford, Jr.* (William Clay Ford, Jr.)	Director, Chairman of the Board, Executive Chairman, Chair of the Office of the Chairman and Chief Executive Committee, and Chair of the Finance Committee	February 28, 2011

Alan Mulally* (Alan Mulally)	Director, President, and Chief Executive Officer (principal executive officer)	February 28, 2011

Stephen G. Butler* (Stephen G. Butler)	Director and Chair of the Audit Committee	February 28, 2011

Kimberly A. Casiano* (Kimberly A. Casiano)	Director	February 28, 2011

Anthony F. Earley, Jr.* (Anthony F. Earley, Jr.)	Director	February 28, 2011

Edsel B. Ford II* (Edsel B. Ford II)	Director	February 28, 2011

Richard A. Gephardt* (Richard A. Gephardt)	Director	February 28, 2011

James H. Hance, Jr.* (James H. Hance, Jr.)	Director	February 28, 2011

Signature	Title	Date

Irvine O. Hockaday, Jr.* (Irvine O. Hockaday, Jr.)	Director	February 28, 2011

Richard A Manoogian* (Richard A. Manoogian)	Director and Chair of the Compensation Committee	February 28, 2011

Ellen R. Marram* (Ellen R. Marram)	Director and Chair of the Nominating and Governance Committee	February 28, 2011

Homer A. Neal* (Homer A. Neal)	Director and Chair of the Sustainability Committee	February 28, 2011

Gerald L. Shaheen* (Gerald L. Shaheen)	Director	February 28, 2011

John L. Thornton* (John L. Thornton)	Director	February 28, 2011

Robert L. Shanks* (Robert L. Shanks)	Vice President and Controller (principal accounting officer)	February 28, 2011

Lewis W. K. Booth* (Lewis W. K. Booth)	Executive Vice President and Chief Financial Officer (principal financial officer)	February 28, 2011

*By:	/s/ Peter J. Sherry, Jr.
(Peter J. Sherry, Jr., Attorney-in-Fact)

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 28th day of February, 2011.

*By:	/s/ Peter J. Sherry, Jr.
(Peter J. Sherry, Jr., Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Exhibit Description

Exhibit 4.1	Ford Motor Company 2008 Long-Term Incentive Plan, effective as of March 1, 2008. Filed as Exhibit 4.1 to Registration Statement No. 333-149456 and incorporated herein by reference.

Exhibit 5.1	Opinion of Peter J. Sherry, Jr., Secretary and Associate General Counsel of Ford Motor Company, with respect to the legality of the securities being registered hereunder. Filed with this Registration Statement.

Exhibit 23	Consent of Independent Registered Public Accounting Firm. Filed with this Registration Statement.

Exhibit 24.1	Powers of Attorney authorizing signature. Filed with this Registration Statement.

Exhibit 24.2	Certified resolutions of Board of Directors authorizing signature pursuant to a power of attorney. Filed with this Registration Statement.